                                                                  Exhibit (g)(4)

                                    AUTOMATIC

                              REINSURANCE AGREEMENT

                         (hereinafter, "the Agreement")

                                     between

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                               of Newark, Delaware

                             (hereinafter, "Cedent")

                                       And

                          OPTIMUM RE INSURANCE COMPANY

                                       of

                                  Dallas, Texas

                           (hereinafter, "Reinsurer")

                      Advanced Market Reinsurance Agreement

                            EFFECTIVE JANUARY 1, 2007

ARTICLES                          TABLE OF CONTENTS                         PAGE
--------                          -----------------                         ----
I          Reinsurance Coverage                                               3
II         Requirements for Automatic Reinsurance                             3
III        Requirements for Facultative Reinsurance                           4
IV         Liability                                                          5
V          Reinsurance Ceded to NYLARC                                        5
VI         Notification of Reinsurance                                        6
VII        Types of Reinsurance                                               6
VIII       Reinsurance Premiums                                               6
IX         Reinsurance Accounting                                             7
X          Oversights                                                         9
XI         Reductions, Terminations and Changes                               9
XII        Increase In Retention                                             10
XIII       Reinstatement                                                     11
XIV        Expenses                                                          11
XV         Claims                                                            12
XVI        Premium Tax Reimbursement                                         14
XVII       DAC Tax Requirements                                              14
XVIII      Inspection Of Records                                             15
XIX        Change of Financial Condition                                     15
XX         Insolvency                                                        16
XXI        Arbitration                                                       17
XXII       Parties To Agreement                                              18
XXIII      Entire Agreement                                                  18
XXIV       Duration Of Agreement                                             18
XXV        Choice of Law and Forum                                           19
XXVI       Confidentiality                                                   19

SCHEDULES

A          Policies
B          Reinsurance Premium Rates
C          Cedent's Retention Limits

                                    NYLIAC ADVANCED MARKET REINSURANCE AGREEMENT

          ALL SCHEDULES AND EXHIBITS ATTACHED HERETO WILL BE CONSIDERED
                             PART OF THIS AGREEMENT.

                                    ARTICLE I
                              REINSURANCE COVERAGE

1. Reinsurance under this Agreement shall be individual life insurance of the type of business stated in Schedule A. Cedent shall automatically reinsure and Reinsurer shall automatically accept the life insurance for the plans and riders as stated in Schedule A that meet the requirements of Article II below. Reinsurer's liability for the risks ceded hereunder shall be based on the quota share specified in Schedule A unless a greater amount is reinsured pursuant to Article III. (Individual life insurance reinsured pursuant to Article I and II or Article III hereinafter referred to as a "Covered Policy(ies)".)

2.   The effective date of this Agreement shall be January 1, 2007.

                                   ARTICLE II
                     REQUIREMENTS FOR AUTOMATIC REINSURANCE

Cedent shall not cede, and Reinsurer shall not accept, any individual life insurance for reinsurance under this Agreement unless it meets the following requirements:

1.   The individual risk must be a resident of the United States or Canada.

2. The individual risk must be underwritten by Cedent in accordance with Cedent's usual underwriting practices and guidelines, or arise out of a conversion from a prior term policy issued by Cedent. Conversions need not have been previously reinsured with the Reinsurer to be reinsured under this agreement, however, conversions are subject to all the requirements of this Article including Jumbo Limits as set forth in paragraph 4. The individual must be classified as select preferred, preferred, non-smoker, select standard, standard or substandard, in accordance with those guidelines.

3. The age of the individual risk at issue must be no greater than the maximum issue age shown on Schedule A.

4. The maximum amount of insurance in force, including any amounts to be replaced as stated on the application or signed amendment plus the total new amount of insurance applied for in all insurance companies on each life must not exceed the jumbo limit shown on Schedule A.

5. Amounts to be replaced can be deducted from the total amount inforce where there is either a 1035 Exchange, an absolute assignment, or an internal replacement situation where the new issuing company is replacing a like amount of its inforce coverage.

     If a policy to be replaced is not cancelled, thereby resulting in a jumbo risk, the Reinsurer has the right to decline the case and refund all related premiums with interest. If the Reinsurer exercises this right, Cedent will assume full liability for the risk.

5. The amount of insurance issued and applied for with Cedent on each life must not exceed the automatic binding limits shown on Schedule A.

6. The initial amount of life insurance on each Covered Policy must not be less than the minimum amount at issue as shown on Schedule A.

7. The issuance of the insurance must constitute the doing of business in a jurisdiction in which Cedent is properly licensed.

8. On each Covered Policy, Cedent must retain at least the percentage amount of each risk as shown in Schedule A (hereinafter referred to as the "Automatic Retained Percentage"), notwithstanding any portion of a Covered Policy that is reinsured under an agreement with New York Life Agents Reinsurance Company ("NYLARC").

9. The application is on a life that has not been submitted facultatively to the Reinsurer or any other reinsurer within the last three (3) years, or if the original reason for submitting facultatively no longer applies.

                                   ARTICLE III
                    REQUIREMENTS FOR FACULTATIVE REINSURANCE

1. If the requirements for automatic reinsurance on an individual life are not met, or are met but Cedent prefers to apply for facultative reinsurance, then Cedent may apply to Reinsurer for facultative reinsurance. In order to apply for facultative reinsurance, Cedent must submit to Reinsurer complete copies of the original application, medical examiner's reports, inspection reports, attending physicians' statements plus any other papers or information that may have a bearing on the insurability of the risk.

2. After Reinsurer has examined the underwriting information submitted in accordance with Paragraph 1 above, Reinsurer shall promptly notify Cedent in writing of either a final underwriting offer for facultative reinsurance or an underwriting offer for facultative reinsurance subject to additional requirements. Either underwriting offer of facultative reinsurance on an individual life will automatically terminate on the first of the following dates:

     (a) The date Reinsurer receives notice from Cedent that Cedent has withdrawn Cedent's application for facultative reinsurance;

     (b) A date that is one hundred twenty (120) days after the date Reinsurer made the offer; or

     (c)  The date specified in Reinsurer's offer.

3. If an underwriting offer made by Reinsurer in accordance with Paragraph 2 is accepted by Cedent in writing prior to the date the offer terminates, that individual life is reinsured under the terms of this Agreement.

                                   ARTICLE IV
                                    LIABILITY

1. Reinsurer's liability for automatic reinsurance on each Covered Policy will begin simultaneously with Cedent's liability.

2. Reinsurer's liability for facultative reinsurance on each Covered Policy will begin simultaneously with Cedent's liability once Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has, during the lifetime of the insured, accepted Reinsurer's offer for facultative reinsurance.

3. Reinsurer's liability for reinsurance on each Covered Policy will terminate when Cedent's liability terminates.

4. The initial and subsequent Reinsurance Premiums (as defined herein) must be received by Reinsurer on a timely basis as provided in Article IX for Reinsurer to maintain Reinsurer's liability for each individual risk.

5. Reinsurer agrees to accept policies backdated to the date six months prior to the effective date of this Agreement for reinsurance coverage under this Agreement. However, it is agreed that Reinsurer shall not be liable for any mortality risk on such policies until the effective date of this Agreement. When the policy is reinsured, Cedent will pay premium from the policy date.

6. Reinsurer shall be liable for proceeds paid under Cedent's conditional receipt or temporary insurance agreement for risks reinsured automatically pursuant to the terms of this Agreement. Reinsurer shall not be liable for proceeds paid under Cedent's conditional receipt or temporary insurance agreement for risks submitted on a facultative basis, where Cedent's liability for payment under the conditional receipt or temporary insurance is established before Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer's offer.

                                    ARTICLE V
                           REINSURANCE CEDED TO NYLARC

In determining the amount of a Covered Policy to be reinsured under this Agreement, where the Covered Policy is reinsured under an agreement between New York Life Agents Reinsurance Company ("NYLARC") and Cedent, the net amount of any reinsurance eligible to be assumed by NYLARC and not retroceded back to Cedent will first be deducted and then the terms of Article I through III and Schedule A will be applied to the remainder to determine the amount of reinsurance.

The amount of reinsurance assumed by NYLARC and not retroceded back to Cedent will be 25% of the net amount at risk of each eligible Covered Policy up to a maximum amount of $250,000 per life. Generally, if 25% of the net amount at risk of a Covered Policy issued on an individual life is greater than $250,000, the difference between such amounts will be retroceded to Cedent and will be reinsured under this Agreement. The 25% will be adjusted to reflect the NYLARC agent's or agents' share of the Covered Policy. This Article will not apply to any Covered Policy until the reinsurance agreement between NYLARC and Cedent becomes effective with respect to that Covered Policy. The following policies or riders are not eligible for reinsurance with NYLARC:

     A. Policies or riders that are initially substandard or rated (i.e. prior to shaving program)

     B. Policies or riders issued to insureds under age 15 or over age 85 for Universal Life, or over age 84 for Variable Universal Life.

                                   ARTICLE VI
                           NOTIFICATION OF REINSURANCE

Within thirty-one (31) days after the end of each calendar quarter, Cedent will send Reinsurer an in force listing of all Covered Policies reinsured under this Agreement.

                                   ARTICLE VII
                              TYPES OF REINSURANCE

1. Automatic reinsurance under this Agreement shall be on a calendar monthly renewable term basis, based on the net amount at risk. The net amount at risk is defined in Schedule A.

2. If requested, Cedent shall furnish Reinsurer with a copy of each policy form, form of rider and rate book that applies to the life insurance reinsured.

                                  ARTICLE VIII
                              REINSURANCE PREMIUMS

1. The premium for each Covered Policy reinsured pursuant to this Agreement will be: (a) the quota share shown on Schedule A; multiplied by (b) the reinsurance premium rate calculated in accordance with Schedule B applied to the net amount at risk (hereinafter, the "Reinsurance Premium").

2. For technical reasons relating to the uncertain status of deficiency reserve requirements, the reinsurance premium rates shown in Schedule B cannot be guaranteed for more than one year. However, Reinsurer anticipates continuing to accept premiums on the basis of the reinsurance premium rates as described in Schedule B for reinsurance ceded. If Reinsurer deems it necessary to increase reinsurance premium rates, such increased rates shall not be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

3. Reinsurer shall notify Cedent of its intention to change the reinsurance premium rates by giving one hundred eighty (180) days written notice. With respect to any notice given under this Paragraph, the day the notice is deposited in the mail addressed to the home office or to an officer of the party receiving such notice will be the first day of the one hundred eighty (180) day period. Reinsurer and Cedent will have a ninety (90) day period after notice has been given to negotiate a change in the rates. Should no agreement be reached by the end of this period, a third party qualified actuary mutually agreed upon by both parties will be appointed to review the change in rates and submit a written report within thirty (30) days of the appointment. Cedent and Reinsurer will share equally in the cost of the third party actuary. If the change in the rates is considered justified by the actuary, then such a change in rates will take effect no earlier than ninety (90) days after the date of the report and no recapture by Cedent will be allowed. If the change in the rates is not deemed justified by the actuary, and Reinsurer, without Cedent's approval, proceeds with any change in the rates, (such change to be effective no earlier than 90 days after the Reinsurer's notice to proceed with such change) then Cedent shall have the right to terminate this Agreement and recapture all the policies affected by such change in rates by providing ninety (90) days written notice of termination. During the period before termination, premiums shall be calculated based on the current premium rate.

4. Other than as stated in paragraph 5 below, Reinsurer may increase rates under this treaty only if it increases rates under all similar business that it reinsures with all ceding companies and on which it has the right to raise rates. Similar business includes fully underwritten business, with similar risk categories, reinsured on a YRT basis within three years before and three years after the effective date of the Agreement. The increase in rates may not be higher than the average increase applied to all similar business.

5. If Cedent changes the mortality elements of the current policyowner premiums, Reinsurer reserves the right to change the reinsurance premium rates in the same proportion that Cedent changes the mortality elements.

                                   ARTICLE IX
                             REINSURANCE ACCOUNTING

1.   PAYMENT OF REINSURANCE PREMIUMS

     A. The Reinsurance Premiums shall be payable to the Reinsurer on the calendar monthly basis regardless of how insurance premiums are payable to Cedent.

          Under this method of remittance Cedent shall hold the entire statutory valuation reserve reduced by any unaccrued monthly reinsurance net premium attributable to the current calendar month. Cedent shall hold a reserve attributable to that premium. At the end of each calendar month the unaccrued portion of the current monthly reinsurance net premium is equal to zero.

     B. Cedent shall prepare and submit to Reinsurer a monthly statement, either electronically or by regular U.S. postal service, which will provide the pertinent policy premium details in a mutually agreed upon report format, within thirty (30) days following the last day of the same calendar month. The net monthly premiums due will be (i) the balance of monthly Reinsurance Premiums due on reinsurance in force at the end of the immediately preceding calendar month plus (ii) Reinsurance Premiums due on new business reinsured during the current month, minus (iii) the refunds of Reinsurance Premiums due Cedent on deaths, lapses and changes, plus or minus (iv) Reinsurance Premiums adjustments due to a misstatement of age or sex, without interest.

     C. If the monthly statement shows a net Reinsurance Premium balance is payable to Reinsurer, Cedent shall remit this amount due Reinsurer within thirty (30) days. If the amount is not paid within the prescribed period, the premiums for all of the reinsurance risks listed on the statement will be delinquent.

     D. If the monthly statement shows a net Reinsurance Premium balance is payable to Cedent, Reinsurer shall remit Reinsurer's payment to Cedent within thirty (30) days after receiving Cedent's statement.

2.   TERMINATION BECAUSE OF NON-PAYMENT OF PREMIUMS

     When Reinsurance Premiums are delinquent, Reinsurer shall have the right to terminate the reinsurance risks on the statement by giving Cedent thirty
     (30) days' written notice. As of the close of this thirty (30) day period all of Reinsurer's liability will terminate for:

     A.   The risks described in the preceding sentence, and

     B. The risks where the Reinsurance Premiums became delinquent during the thirty (30) day period.

     Regardless of these terminations, Cedent will continue to be liable to Reinsurer for all unpaid Reinsurance Premiums earned by Reinsurer. Cedent agrees that Cedent will not force termination under this provision solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

3.   REINSTATEMENT OF A DELINQUENT STATEMENT.

     Cedent may reinstate all the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid Reinsurance Premiums for the risks in force prior to the termination. However, Reinsurer will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day that Reinsurer receives the required back Reinsurance Premiums.

4.   CURRENCY.

     The Reinsurance Premiums and claims payable under this Agreement will be payable in the lawful money of the United States.

5.   OFFSET

     Any debts or credits incurred on and after the effective date of this agreement in favor of or against either Cedent or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and may be offset, and only the balance will be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this Agreement. The right of offset will not be affected or diminished because of the insolvency of either party.

6.   BALANCES IN DEFAULT

     Reinsurer reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the first business day in January prior to the due date of the premium when renewal premiums are not paid within sixty (60) days of the due date or premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

                                    ARTICLE X
                                   OVERSIGHTS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. This section shall not apply to applications for facultative reinsurance for which the Reinsurer has not received written notification that its offer of facultative reinsurance has been accepted by the Cedent in accordance with Article III or has received notice from Cedent that Cedent has withdrawn Cedent's application for facultative reinsurance.

                                   ARTICLE XI
                      REDUCTIONS, TERMINATIONS AND CHANGES

1. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement where full medical underwriting evidence according to Cedent's regular underwriting rules is not required, the insurance will continue to be reinsured with Reinsurer.

2.   If the insurance reinsured under this Agreement increases and

     A. The increase is subject to new underwriting evidence, the provisions of Article I and II or Article III shall apply to the increase in reinsurance.

     B. The increase is contractual and is not subject to new underwriting evidence, Reinsurer will accept automatically the increase in reinsurance but not to exceed Reinsurer's automatic binding limit.

3. If the insurance reinsured under this Agreement is increased or reduced, the reinsurance for each policy involved will be proportionately increased or reduced on the effective date of increase or reduction.

4. If other policies on a life reduce, terminate or change, the Cedent will not terminate or change the policy net amount at risk ceded under this Agreement.

5. If the insurance for a risk is shared by more than one reinsurer, Reinsurer's percentage of the increased or reduced reinsurance will be the same as Reinsurer's percentage of the initial reinsurance of each policy.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the policy involved will be terminated on the effective date of termination.

7. On facultative reinsurance, if Cedent wishes to reduce the mortality rating, this reduction will be subject to the facultative provisions of this Agreement.

8. Reinsurer will refund to Cedent all unearned reinsurance premiums, arising from reductions, terminations and changes as described in this Article.

                                   ARTICLE XII
                              INCREASE IN RETENTION

1. If Cedent should increase Cedent's Retention Limits shown in Schedule C, Cedent shall give Reinsurer prompt written notice of this increase.

2. Cedent will have the option to recapture a portion of the reinsurance under this Agreement when Cedent's Retention Limits increase.

     A. Automatic Cessions: The recapture will be effected through a proportional increase in Cedent's Automatic Retained Percentage, defined in Article II Section 8. The increase in the Automatic Retained Percentage will be proportionate to the increase in Cedent's Retention Limit for the corresponding issue ages.

     B. Facultative Cessions: The recapture will be effected through a proportional increase in Cedent's Facultative Retained Percentage, defined as the percentage of the total net amount at risk on the policy that the ceding company retains at policy issue. The increase in the Facultative Retained Percentage will be proportionate to the increase in Cedent's Retention Limit for the corresponding issue ages.

     Cedent may exercise Cedent's option to recapture by giving Reinsurer ninety
     (90) days prior written notice of such recapture.

3.   If Cedent exercises this option to recapture, then

     A. Cedent must reduce the reinsurance on each individual life on which Cedent retained its Automatic Retained Percentage or Facultative Retained

          Percentage that was in effect on this treaty at the time of the increase in retention limit.

     B. If an individual life is shared by more than one reinsurer, Reinsurer's percentage of the reduced reinsurance will be the same as Reinsurer's percentage of the initial reinsurance on the individual life.

4. The reduction of reinsurance will become effective on the later of the following dates:

     A. The policy anniversary date immediately following the effective date of Cedent's increase in Retention Limits.

     B. The number of years stated in Schedule A starting with the original policy date shown on Cedent's listing.

     If any policy or policies that Cedent intends to recapture are omitted or overlooked, acceptance of reinsurance premiums after the date of recapture would have taken place will not cause Reinsurer to be liable for the amount of the risk that would have been recaptured. Reinsurer will be liable only for the refund of reinsurance premiums paid.

                                  ARTICLE XIII
                                  REINSTATEMENT

If a Covered Policy lapses for nonpayment of premium and is reinstated under Cedent's terms and rules, the reinsurance will be reinstated by Reinsurer. Cedent must pay Reinsurer all back Reinsurance Premiums in the same manner as Cedent received insurance premiums under Cedent's policy. If Reinsurer is requested to reinstate a policy that was originally ceded to Reinsurer on a facultative basis, then Cedent must submit the policy and associated papers concerning the individual's insurability to Reinsurer to be underwritten and approved for the reinsurance to be reinstated if:

1.   the policy lapsed for six months or longer, or

2.   Cedent seeks additional underwriting information, or

3.   Cedent reinsures 100% of the policy.

If the above conditions are not present, Cedent may automatically reinstate a policy that was originally ceded to Reinsurer on a facultative basis.

                                   ARTICLE XIV
                                    EXPENSES

Cedent shall pay the expense of all medical examinations, inspection fees and other underwriting expenses in connection with the issuance of the insurance.

                                   ARTICLE XV
                                     CLAIMS

1. Reinsurer shall pay Reinsurer's quota share of any claim under a Covered Policy within a reasonable time after Cedent submits the claim to Reinsurer. Reinsurer shall make payment to Cedent in a single sum regardless of Cedent's mode of settlement.

2. All reinsurance claim settlements made in accordance with Paragraph 1 above will be subject to the terms and conditions of the Covered Policy under which Cedent is liable.

3. When Cedent is advised of a claim for insurance benefits reinsured under this Agreement, Cedent must promptly notify Reinsurer.

4. If a claim is made under a Covered Policy reinsured under this Agreement, Reinsurer will abide by the issue as it is settled by Cedent. The maximum benefit payable to Cedent under each Covered Policy is the amount specifically reinsured with Reinsurer. When Cedent requests payment of the reinsurance proceeds, Cedent must deliver a copy of the proof of death, proof of payment and the claimant's statement to Reinsurer.

5.   A.   Cedent must promptly notify Reinsurer of litigation that results from
          Cedent's contesting insurance reinsured under this Agreement, or asserting defenses to a claim for such insurance ("Litigation"). Upon receipt of such notice and after Reinsurer has received all requested documents relevant to such Litigation, the Reinsurer must promptly notify the Cedent in writing of the Reinsurer's decision whether or not to participate in the Litigation. If Reinsurer participates in the Litigation, and if the Litigation results in the reduction of Cedent's liability, Reinsurer will share in this reduction. Reinsurer's percentage of the reduction will be Reinsurer's net amount of risk on the individual life as it relates to Cedent's total net amount at risk on the date of the death of the insured.

     B. If Reinsurer should decline in writing to participate in the Litigation, Reinsurer will be released of all liability by paying Cedent (i) the full amount of reinsurance as if there had been no contest, compromise or Litigation, and (ii) Reinsurer's proportionate share of covered expenses incurred to the date Reinsurer notifies Cedent that Reinsurer declines to participate. Reinsurer will not share in any subsequent reduction in liability.

6. If the amount of insurance provided by a Covered Policy reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, Reinsurer will share with Cedent in this increase or reduction. Reinsurer's share of this increase or reduction will be the percentage that Reinsurer's net liability relates to Cedent's total net liability, immediately prior to this increase or reduction.

7. Cedent shall pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

8. Reinsurer shall share with Cedent all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net sum at risk for both parties. However, if Reinsurer has released Reinsurer's liability under Paragraph 5 of this Article, Reinsurer will not share in any expenses incurred after Reinsurer's date of release.

     The Reinsurer shall not be liable for any portion of any administrative expenses incidental to the settlement of claims or for the compensation of salaried officers and employees of the Ceding Company involved in the settlement or investigation of claims. The Reinsurer shall not be liable for expenses incurred by the Ceding Company solely to resolve a dispute arising out of conflicting claims of entitlement to policy proceeds or benefits.

9. Notwithstanding anything contained in this Article to the contrary, Reinsurer will pay Reinsurer's proportionate share of a judgment which includes extra-contractual damages awarded against Cedent in a lawsuit arising out of a contested claim unless Reinsurer has declined to participate in the contest pursuant to Paragraphs 5A and 5B of this article.

     The extent of Reinsurer's liability for extra-contractual damages, however, exclude those damages assessed against Cedent as a result of acts, omissions or a course of conduct committed by Cedent and/or Cedent's agents, other than those that arise out of the customary investigation, processing and settlement of claims in connection with insurance reinsured under this Agreement.

     For purposes of this Article, the following definitions shall apply.

     "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

     "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

     "Statutory Penalties" are those amounts awarded as a penalty, but are fixed in amount by statute.

10. If either a misrepresentation or misstatement on an application or a death of an insured by suicide results in Cedent returning the policy premiums to the policy owner rather than paying the policy benefits, Reinsurer will refund all of the Reinsurance Premiums Reinsurer received on that policy to Cedent. This refund given by Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement.

                                   ARTICLE XVI
                            PREMIUM TAX REIMBURSEMENT

Reinsurer shall not reimburse Cedent for any premium taxes Cedent may be required to pay with respect to reinsurance hereunder.

                                  ARTICLE XVII
                              DAC TAX REQUIREMENTS

1. In accordance with Treasury Regulations Section 1.848-2(g)(8), Cedent and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "IRC"). This election shall be effective for the calendar year in which this Agreement commenced and for all subsequent taxable years for which this Agreement remains in effect.

2. All uncapitalized terms used herein shall have the meanings set forth in the regulations under section 848 of the IRC.

3. Any party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the IRC.

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

5. Cedent shall submit a schedule to Reinsurer by April 1 of each year of Cedent's calculations of the net consideration under this Agreement for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of Cedent stating that Cedent will report such net consideration in its Federal income tax return for the preceding calendar year.

6. Reinsurer may contest such calculation by providing an alternative calculation to Cedent in writing within thirty (30) days of Reinsurer's receipt of Cedent's calculation, or by May 31st of the same calendar year of the such receipt if later. If Reinsurer does not notify Cedent within such time that it contests the calculation, Reinsurer shall report the net consideration as determined by Cedent in Reinsurer's tax return for the previous calendar year.

7. If Reinsurer contests Cedent's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If the parties reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its Federal income tax return for the previous calendar year. If during such period, Cedent and Reinsurer are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing, satisfactory to Cedent and Reinsurer (who shall not have any material relationship with Cedent or Reinsurer) promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants), this Agreement and the calculations of Cedent and Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in Cedent's calculation as to which Reinsurer has disagreed.

     Such independent accountants shall deliver to Cedent and Reinsurer, as promptly as practicable (but no later than sixty (60) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in Cedent's calculation delivered pursuant to Paragraph 5 and the amount thereof in Reinsurer's calculation delivered pursuant to Paragraph 6. Such report shall be final and binding upon Cedent and Reinsurer. The fees, costs and expenses of such independent accountants shall be borne (i) by Cedent if the difference between the net consideration as calculated by the independent accountants and Cedent's calculation delivered pursuant to Paragraph 5 is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer's calculation delivered pursuant to Paragraph 6,
     (ii) by Reinsurer if the first such difference is less than the second such difference; and (iii) otherwise equally by Cedent and Reinsurer.

8. Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations
     Section 1.848-2(g)(8). This election shall first be effective for the taxable year in which this Agreement becomes effective.

9. Cedent and Reinsurer each represents and warrants that it is subject to United States taxation under Subchapter L of the IRC.

                                  ARTICLE XVIII
                              INSPECTION OF RECORDS

Reinsurer and Cedent, or their duly authorized representatives, will have the right to inspect, copy and reproduce original papers, records and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

                                   ARTICLE XIX
                    REINSURER'S CHANGE IN FINANCIAL CONDITION

1. The Reinsurer agrees to promptly notify Cedent of any downgrade of its financial strength ratings according to A.M. Best or other rating agency, or (ii) any reduction in the Reinsurer's Authorized Control Level ("ACL") risk-based capital ratio, as defined for Annual Statement years 1999 and following by the NAIC at its December 1992 meeting, to a level of 250% or below. The Reinsurer agrees to report its ACL risk-based capital ratio to the Cedent annually, within thirty-one (31) days after the end of the first calendar quarter.(1)

2. If the Reinsurer's financial strength ratings fall to or below an A.M.Best rating of B, the Cedent may immediately recapture the reinsurance and unearned reinsurance premium that the reinsurer is holding on this business.

     A recapture fee based on the following formula will be paid to the
     Reinsurer:

     Recapture Formula:

          Years 1-10  250% of current year's premiums

          Years 11-20 X% of current year's premiums where X is 235% in year 11 and grades down 15% annually to 100% in year 20

          Years 21+   100% of current year's premiums

3. In the event business reinsured under this Agreement becomes eligible for recapture under this section, the Cedent shall provide written notification to the Reinsurer of its intent to recapture.

                                   ARTICLE XX
                                   INSOLVENCY

1. If Cedent becomes insolvent, all of the reinsurance due Cedent will be paid in full directly to Cedent or Cedent's liquidator (receiver or statutory successor) on the basis of Cedent's liability under the policy or policies reinsured, without diminution because of Cedent's insolvency.

2. If Cedent becomes insolvent, the liquidator, receiver or statutory successor will give Reinsurer written notice of a pending claim against Cedent for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, Reinsurer may investigate this pending claim and interpose in Cedent's or Cedent's liquidator's, receiver's or statutory successor's name, but at Reinsurer's own expense, any defense or defenses which Reinsurer may believe available to Cedent or Cedent's liquidator, receiver or statutory successor.

3. The expenses incurred by Reinsurer will be chargeable, subject to court approval, against Cedent as part of the expense of liquidation, to the extent of

----------
(1) To the extent that the NAIC revises its trigger points for regulatory action, it is understood that Cedent and Reinsurer shall consider the changes and amend the Agreement as appropriate.

     the proportionate share of the benefit that may accrue to Cedent solely as a result of the defense undertaken by Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to this claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Cedent.

4. In the event of Reinsurer's insolvency, as determined by the department of insurance responsible for such determination, all reinsurance ceded under this Agreement may be recaptured immediately by Cedent without penalty effective as of the day prior to the earlier of Reinsurer's becoming insolvent or the date of such determination by the said department of insurance.

5. Where two or more reinsurers are members of a pool of reinsurers established hereby, the insolvency of one reinsurer shall not be deemed to abrogate this Agreement with respect to the other reinsurers.

                                   ARTICLE XXI
                                   ARBITRATION

1. If the parties cannot mutually resolve a dispute or claim arising out of or in connection with this Agreement, including the formation or validity thereof, and whether arising during or after the period of this Agreement, the dispute or claim shall be settled by arbitration. The arbitrators shall have the authority to interpret this Agreement and in doing so shall consider the customs and practices of the life insurance and life reinsurance industries. The arbitrators shall have the authority to interpret this Agreement as an honorable engagement, and without regard to the law of any particular jurisdiction. To initiate arbitration, either party shall notify the other party by facsimile or by overnight delivery of its desire to arbitrate, stating the nature of the dispute and the remedy sought (the "Notice of Arbitration"). The party to which the notice is sent shall respond to the notification in writing within ten (10) business days of receipt.

2. Arbitration shall be conducted by three arbitrators who shall be current or past officers of life insurance companies other than the contracting companies or their affiliates. Each party shall appoint one arbitrator, and serve written notice of the appointment upon the other party, within thirty
     (30) business days after the date of delivery of the Notice of Arbitration. The two arbitrators so appointed shall select the third arbitrator within thirty (30) business days after the date of appointment of the second arbitrator to be appointed.

3. In the event either party fails to choose an arbitrator within thirty (30) business days, as provided in Paragraph 2, the other party may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration.

4. If the two arbitrators appointed in accordance with Paragraph 2 or Paragraph 3 are unable to agree upon the selection of a third arbitrator within thirty (30) business days after the appointment of the second arbitrator to be appointed, each arbitrator shall nominate three candidates within ten (10) business days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

5. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of delivery of Notice of Arbitration.

6. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator. The arbitration hearing will be held in New York City.

7. The award agreed to by the arbitrators will be final and binding, and judgment may be entered upon it in any court having jurisdiction. The arbitrators shall not award punitive damages.

8. The arbitrators will provide both parties with a written report of their decision.

                                  ARTICLE XXII
                              PARTIES TO AGREEMENT

This is an Agreement solely between Cedent and Reinsurer. There will be no legal relationship between Reinsurer and any person having an interest of any kind in any Covered Policy.

                                  ARTICLE XXIII
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and there are no understandings between the parties other than as expressed in this Agreement.

2. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

                                  ARTICLE XXIV
                              DURATION OF AGREEMENT

1. This Agreement may be terminated as to new business, with respect to the percentage participation in the risks reinsured hereunder by Reinsurer, as set forth in Schedule A, at any time by either party giving 180 days' written notice of termination. The day the notice is deposited in the mail addressed to the home office or to an officer of either party will be the first day of the one hundred eighty (180) day period. During the 180 day period, new Covered Policies shall be reinsured under this Agreement pursuant to Articles I and II or Article III. Reinsurer's acceptance will be subject to the terms of this Agreement and Cedent's payment of Reinsurance Premiums.

     This notice period can be less if Reinsurer's retrocessionaire terminates Reinsurer for new business that Reinsurer assumes from this agreement and would have otherwise retroceded to such retrocessionaire. In such case, the termination date will be the same as the termination date Reinsurer received from its retrocessionaire, but the notice period will not be less than ninety (90) days.

2. This Agreement may be terminated immediately as to new business by either party if the other party materially breaches this Agreement. The Cedent may also immediately recapture reinsurance and unearned reinsurance premiums under this Agreement if either (a) the Reinsurer's Authorized Control Level
     (ACL) risk-based capital ratio, as defined for Annual Statement years 1999 and following by NAIC at its December 1992 meeting, falls below two hundred percent (200%) at the end of any quarterly accounting period or (b) the Reinsurer shall be required by their State Insurance Department to file a plan of action responding to the negative trend in such ratio, in accordance with applicable insurance regulations ("Negative Trend Plan").

     The Reinsurer agrees to report its ACL risk-based capital ratio to the Cedent annually. The Reinsurer agrees to notify the Cedent in the event that the Reinsurer's ACL risk-based capital ratio should fall below two hundred percent (200%) or it should be required to file a Negative Trend Plan.

3. After termination, Reinsurer will be liable for all automatic reinsurance which becomes effective prior to termination of this Agreement, and also for all facultative reinsurance approved by Reinsurer based upon applications Reinsurer received prior to termination of this Agreement.

4. If Cedent and Reinsurer are unable to reach an agreement regarding a change in the reinsurance premium rates pursuant to Paragraph 3 of Article VIII, Cedent may terminate this Agreement and recapture all or part of the reinsurance ceded under this Agreement in accordance with Paragraph 3 of
     Article VIII.

                                   ARTICLE XXV
                             CHOICE OF LAW AND FORUM

New York law shall govern the terms and conditions of the Agreement.

                                  ARTICLE XXVI
                                 CONFIDENTIALITY

1. Reinsurer may have access to Cedent's confidential and proprietary information ("Confidential Information"). Confidential Information includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, "Customer Information" and any other information that Cedent labels as confidential.

          Customer Information includes any "Personal Information" Reinsurer receives or has access to, in whatever form, paper or electronic, that pertains to Cedent's employees, agents, or consumers, including applicants, contract/policyholders, certificate holders, beneficiaries or claimants.

          Personal Information includes, but is not limited to: name, address, social security number, date of birth, policy or account number, bank account number, account passwords, account balances, driver's license number, state identification number, passport number, medical information, employee identification number and maiden name of the individual's mother.

2. Reinsurer agrees to hold Confidential Information in strictest confidence and to use or disclose such Confidential Information solely for the purposes of this Agreement or as otherwise required by law. Reinsurer agrees to establish administrative, physical and technical safeguards to ensure the security and confidentiality of all Cedent's Confidential Information collected, used, disclosed or maintained by Reinsurer on behalf of Cedent and to protect against unauthorized access to or disclosure of Confidential Information. Except as required by law, the Reinsurer will not disclose Information to third parties without the consent of the Cedent; however, the Cedent acknowledges that the Reinsurer may, in the normal course of its business, share Information with other insurance and reinsurance companies ("Retrocessionaires") to the extent necessary to retrocede risk to the Retrocessionaires, so long as the Retrocessionaires have agreed to maintain the confidentiality of the Information on terms substantially similar to this Agreement.

3. Reinsurer agrees to report to Cedent as soon as possible, but no later than three (3) business days after learning of any "Breach of Security" involving Cedent's Confidential Information, which is reasonably believed to have been acquired by an unauthorized person. "Breach of Security" includes the unauthorized access to, or inadvertent release of, Confidential Information that compromises the security, confidentiality, or integrity of Confidential Information maintained by Reinsurer. Reinsurer agrees to cooperate fully with Cedent in the investigation and handling of any Breach of Security, including the notification to affected individuals, consumer reporting agencies, and, if required by law, state and federal regulators and agencies.

4. Reinsurer agrees to employ reasonable measures to protect against unauthorized access to or use of Confidential Information in connection with its disposal. Reasonable measures include the implementation and monitoring of policies and procedures that require the burning, pulverizing or shredding of papers containing Confidential Information and the implementation and monitoring of polices and procedures requiring the destruction or erasure of electronic media containing Confidential Information so that the information, whether in paper or electronic form, cannot practicably be read or reconstructed.

                           IN WITNESS WHEREOF the said
                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                                     and the
                         OPTIMUM RE REINSURANCE COMPANY

have by their respective officers executed and delivered these presents in duplicate on the date shown below.

NEW YORK LIFE INSURANCE                 NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION                 AND ANNUITY CORPORATION

Signed at New York, New York            Signed at New York, New York


By                                      By
   ----------------------------------      -------------------------------------
      Its authorized representative            Its authorized representative
Title                                   Title
      -------------------------------         ----------------------------------
Date                                    Date
     --------------------------------        -----------------------------------


OPTIMUM RE INSURANCE COMPANY            OPTIMUM RE INSURANCE COMPANY

Signed at                               Signed at
          ---------------------------             ------------------------------


By                                      By
   ----------------------------------      -------------------------------------
      Its authorized representative            Its authorized representative
Title                                   Title
      -------------------------------         ----------------------------------
Date                                    Date
     --------------------------------        -----------------------------------

                                   SCHEDULE A
                                    POLICIES

1.   Type of Business:       Individual Universal Life and Variable Universal
                             Life policies, and attached riders per the following list. Policies may remain inforce due to a No Lapse Guarantee.

                             Supplementary Term Rider (STR)
                             Scheduled Term Increasing Rider (STIR)
                             Life Extension Riders (LER) on Advanced Market UL policies
                             Living Benefits Rider (LBR)

2.   Plans of Insurance:     AD 101 and AD104 Advanced Market UL and VUL. Plus
                             riders listed above.

3.   Quota Share Percentage: The reinsurance coverage is divided into three layers, as follows:

     Description of Layers:

     Layer   1 is ceded on a quota share basis. It applies to the first $
             ($   for ages 76 and above) of Net Amount at Risk.

     Layer 2 is entirely retained by the Cedent. It starts at the end of Layer 1 and continues until Cedent has filled its entire retention limit on the risk. Where Layer 2 ends will vary depending on the amount of prior coverage retained on the risk. Layer 2 could be zero (if Cedent has filled its retention in Layer 1). Cedent's retention limits are shown in Schedule C.

     Layer 3 starts at the end of Layer 2. Cedent retains none of Layer 3. The maximum size of Layer 3 is shown in the tables below. Note: As indicated by "N/A", Layer 3 does not exist for older issue ages.

     Ceded Percentages of Each Layer on a Given Risk:

                            Layer 3 Percent
 Age    Layer 1   Layer 2   /Max Total Size
-----   -------   -------   ---------------
0-65     _____%    _____%   _____% / $_____
66-69    _____%    _____%   _____% / $_____
70-75    _____%    _____%          N/A
76-85    _____%    _____%          N/A
86-90    _____%    _____%          N/A

Ages 86-90 are for UL only

4.   Retained Percentages of Each Layer on a Given Risk:

 Age    Layer 1   Layer 2   Layer 3
-----   -------   -------   -------
0-65     _____%    _____%    _____%
66-69    _____%    _____%    _____%
70-75    _____%    _____%      N/A
76-85    _____%    _____%      N/A
86-90    _____%    _____%      N/A

Ages 86-90 are for UL only

5.   Maximum Issue Age:85 for VUL and 90 for UL

6.   Jumbo Limit: $

7.   Automatic Binding Limit
     $_____ per life for issue ages to age 65;
     $_____ per life for issue ages 66 to 69;
     $_____ per life for issue ages 70 to 75;
     $_____ per life for issue ages 76 to 85;
     $_____ for ages 86 to 90.

8.   Minimum Amount at Issue: $

9.   Recapture Period: 10 Years

10.  Definition of Net Amount At Risk: The net amount at risk shall be the death benefit under the Covered Policy less the total cash value.

11.  Reserve Basis:                    Reinsurer shall not hold reserves as
                                       Cedent will pay premiums on a calendar
                                       monthly basis.

                                   SCHEDULE B
                            REINSURANCE PREMIUM RATES

1.   REINSURANCE PREMIUMS

     The Reinsurance Premiums shall be payable to the Reinsurer on the calendar monthly basis.

     Reinsurance premiums shall be calculated as follows:

     Reinsurance Premiums = Rate per $1,000 x Face Amount Ceded/1,000.

     The reinsurance premium rates per $1,000 are based on the following percentages of the 1975-80 US SOA Basic Table, Age Nearest with Allianz extension. Annual rates are multiplied by to obtain calendar monthly rates. Juvenile rates are the sum of % of nonsmoker rates and % of smoker rates, rounded to two decimal places.

Class   Year 1                                               Years 2+
-----   ------   ------------------------------------------------------------------------------------------------
                                                        Issue Ages
        ---------------------------------------------------------------------------------------------------------
          All     0-65      66       67       68       69       70       71       72       73       74       75+
        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
SP      _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%
P       _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%
NS      _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%
SS      _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%
S       _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%   _____%

     Flat extra premiums will be applied to this reinsurance premium as shown in section 3 below.

     Term conversion policies will use point-in-scale rates with a _____% first year discount. Term conversions will be limited to policies that are within 5 years of issue.

2.   SUBSTANDARD TABLE 2-13 AND FLAT EXTRA ADJUSTMENTS

     For individual insureds in tables 2 through 13, the premium rate will be:

     The premium rate for a standard insured (non-smoker or smoker as appropriate), multiplied by the appropriate factor from the following tables based on the substandard insured's table rating.

Automatic Cessions (NYL Table)

        Non-Smoker   Smoker
Table   Factor       Factor
-----   ----------   ------
2
3
4
5
6
7
8
9
10
11
12
13

Facultative Cessions

Table   Factor
-----   ----------
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16

     The total premium remitted to the reinsurer will include the flat extra premium minus a _____% allowance.

3.   RENEWAL OF INSURANCE

     The renewal of insurance shall be considered as a continuation of the original insurance for the purpose of calculating future reinsurance premiums.

4.   REINSURANCE PREMIUMS FOR LER

     Applicable to Policies with Life Extension Riders (LER)

                                  LER Premiums
                 Annual YRT Rates Per $1,000 Net Amount At Risk

                               Male Rates
-----------------------------------------------------------------------
                 SELECT                              SELECT
ATTAINED AGE   PREFERRED   PREFERRED   NON-SMOKER   STANDARD   STANDARD
------------   ---------   ---------   ----------   --------   --------
     90
     91
     92
     93
     94
     95
     96
     97
     98
     99

                              Female Rates
-----------------------------------------------------------------------
                 Select                              Select
Attained Age   Preferred   Preferred   Non-Smoker   Standard   Standard
------------   ---------   ---------   ----------   --------   --------
     90
     91
     92
     93
     94
     95
     96
     97
     98
     99

Premiums for the LER benefit are payable at attained ages 90 through 99, based on the Net Amount At Risk for the policy.

Annual rates are divided by 12 to obtain calendar monthly rates.

Explanation of LER Benefit

The LER does not provide any death benefit prior to the policy anniversary nearest to the insured's attained age 100. Thereafter, the LER continues the policy's life insurance benefit, which would normally have been reduced to equal the cash value.

                                   SCHEDULE C
                       CEDENT'S CORPORATE RETENTION LIMITS

                               Additional Amount at the
                               Discretion of the Chief
              Ages    Amount   Underwriter
              -----   ------   ------------------------
Single Life   0-65    $_____      N/A
              66-75   $_____   $_____
              76+     $_____   $_____